Two Harbors Investment Corp. Announces Conversion Rate Adjustment for its Convertible Senior Notes Due 2022 New York, December 30, 2019 – Two Harbors Investment Corp. (NYSE: TWO), a leading hybrid mortgage real estate investment trust, today announced an adjustment to the conversion rate for the company’s 6.25% convertible senior notes due 2022 (the “Notes”). This conversion rate adjustment is being made pursuant to the supplemental indenture governing the Notes as a result of the company’s previously announced fourth quarter 2019 common stock cash dividend of $0.40 per common share. Effective immediately after the close of business on December 31, 2019, the new conversion rate for the Notes will be 63.2040 shares of common stock per $1,000 principal amount of the Notes. Currently, the conversion rate for the Notes is 63.1793 shares of common stock per $1,000 principal amount of the Notes. Notice of the conversion rate adjustment was delivered to holders of the Notes and Bank of New York Mellon Trust Company, N.A., as trustee, in accordance with the terms of the supplemental indenture governing the Notes. Two Harbors Investment Corp. Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in New York, New York, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com. Additional Information Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 575 Lexington Avenue, Suite 2930, New York, NY 10022, telephone 612-629-2500. Contact Investors: Margaret Field, Investor Relations, Two Harbors Investment Corp., 212-364-3663, margaret.field@twoharborsinvestment.com.